Exhibit 8.1

[Letterhead of Cohen & Grigsby, P.C.]

May 12, 2014

Matthews International Corporation

Two Northshore Center

Pittsburgh, Pennsylvania 15212-5851

Ladies and Gentlemen:

We have acted as counsel to Matthews International Corporation, a Pennsylvania corporation (“Matthews”), in connection with the Agreement and Plan of Merger and Reorganization, dated as of March 16, 2014 (the “Agreement”), between Matthews, Moonlight Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Matthews (“Merger Sub”), Moonlight Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Matthews (“Merger Sub 2”), and Schawk, Inc., a Delaware corporation (“Schawk”). Pursuant to the Agreement, Merger Sub will merge with and into Schawk (the “Merger”), with Schawk as the surviving corporation. As soon as practicable after the effective time of the Merger, Schawk will be merged with and into Merger Sub 2 (the “Second Merger”) with Merger Sub 2 as the surviving entity (the First Merger and the Second Merger are referred to collectively as the “Integrated Merger”). The Merger, the Second Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 of Matthews, filed with the Securities and Exchange Commission under the Securities Act of 1933 (as amended or supplemented through the date hereof, the “Registration Statement”) including the information statement/proxy statement/prospectus forming a part thereof (collectively, the “Information Statement”). At your request, and in connection with the filing of the Registration Statement and Information Statement, we are rendering our opinion concerning certain United States federal income tax matters.

In rendering our opinion, we have reviewed the Agreement, the Registration Statement, the Information Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In our review, we have assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. In addition, we have assumed, without independent investigation, that (i) the Merger and the Second Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement and Information Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the statements concerning the Merger and Second Merger and the parties thereto set forth in the Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective date and time of the Integrated Merger (the “Effective Time”); (iii) the Registration Statement and Information Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time; (iv) the factual statements and representations made by Matthews (on behalf of itself, Merger Sub, and Merger Sub 2) and Schawk in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up through and including the Effective Time; and (v) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “in the belief of” any person or similarly qualified are true, complete and correct and will be true, complete and correct at all times up to and including the Effective Time without such qualification. If any of the above described assumptions are untrue for any reason or if the Integrated Merger is consummated in a manner that is different from the manner described in the Agreement, the Registration Statement, or Information Statement, our opinion as expressed below may be adversely affected.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based or any inaccuracy in the statements, facts, assumptions or representations contained in the Agreement, the Registration Statement, the Information Statement, or the Officer’s Certificates may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Matthews of any such change or inaccuracy that may occur or come to our attention. Although the opinions set forth herein are based upon our interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with the matters described herein, no assurance can be given that such interpretations would be followed if they were to become the subject of administrative or judicial proceedings.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in this letter and in the “Material U.S. Federal Income Tax Consequences” section of the Information Statement forming part of the Registration Statement, we are of the opinion that, under currently applicable United States federal income tax law and as of the date hereof:

(1) The Integrated Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; and

(2) Schawk and Matthews will each be a “party to the reorganization,” within the meaning of Section 368(b)(2) of the Code, in connection with the Integrated Merger.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in this letter and in the “Material U.S. Federal Income Tax Consequences” section of the Information Statement forming part of the Registration Statement, we hereby confirm that the discussion in the Information Statement under the heading “Material U.S. Federal Income Tax Consequences” represents our opinion as to the matters discussed therein.

Notwithstanding the foregoing or anything else to the contrary herein, we express no opinion as to the U.S. federal income tax consequences of payments to Schawk shareholders who exercise appraisal or dissenters’ rights in connection with the Integrated Merger.

Except as set forth above, we express no other opinion. This opinion has been rendered to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, quoted, circulated, published or otherwise referred to for any other purpose without our prior written consent. The use of this opinion in connection with the filing of the Registration Statement does not establish an attorney-client relationship with any person or entity other than Matthews. This opinion is being delivered prior to the consummation of the proposed Integrated Merger and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Cohen & Grigbsy, P.C.